Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Marty Jimmerson

RigNet, Inc.

+1 (281) 674-0699

investor.relations@Rig.Net

RIGNET ANNOUNCES T. M. MATTHEWS TO STAND DOWN AS CHAIRMAN

AND NOT TO STAND FOR RE-ELECTION TO BOARD OF DIRECTORS

HOUSTON, TX – January 17, 2012 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of managed communications solutions to the oil and gas industry, announced today that Thomas M. Matthews will stand down as Chairman at the May Annual Meeting of Stockholders and will not be standing for re-election to the RigNet Board of Directors. Mr. Matthews has served as Chairman of the Board and a Director for the last four years, and will continue to serve until his successor is duly elected by the stockholders.

“We would like to extend our sincere and heartfelt appreciation to Tom for his service and his many invaluable contributions to the Company as Chairman. Tom helped guide the Company and its private investors through the many issues that ultimately led to its successful IPO in December 2010. He feels that with this phase now complete and a new board in place it is the right time for him to step aside so that a new chairman can come in to lead the board as the Company pursues the next phases of growth. We wish him great success in his future endeavors and acknowledge that he will be sorely missed by the rest of the board and the management team,” said Mark B. Slaughter, CEO and President of RigNet.

“It has been my pleasure and honor working with my fellow directors and RigNet’s management team. I am highly confident that I am leaving RigNet in the hands of a strong board and a talented management team who remain focused on the achievement of the Company’s plans. Over the past four years, we have completed the successful public structuring and capitalization of RigNet and have seen an almost 40 % increase in stock price since the IPO a year ago. I appreciate the opportunity and the privilege of serving on RigNet’s Board and will continue to serve up to the Annual Meeting of Stockholders with the same spirit and dedication that I have in the past,” said Tom Matthews, Chairman.

About RigNet, Inc.

RigNet (NASDAQ: RNET) is a leading global provider of managed communications, networks and collaborative applications dedicated to the oil and gas industry. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to remote sites in over 30 countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net.

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net